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                            CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent, as successor accountants of Dayton & Associates (said firm being merged with and into Vavrinek, Trine, Day & Co. on September 1, 1996) to the incorporation by reference of their Independent Auditors Report dated February 29, 1996 regarding the consolidated balance sheets of Monarch Bancorp and Subsidiaries as of December 31, 1995 and December 31, 1994, and the related statements of operations, changes in capital, and cash flows for each of the two years in the period ended December 31, 1995, in the Form 10-K of Western Bancorp filed with the Securities and Exchange Commission, which is to be incorporated by reference in the Form S-8 of Western Bancorp related to its 401(k) Plan.

                                         /s/  VAVRINEK, TRINE, DAY & Co., LLP

March 23, 1998
Laguna Hills, California